Exhibit 99.1

IDENTIV RECEIVES NASDAQ NOTIFICATION LETTER

FREMONT, Calif., August 25, 2015 — Identiv, Inc. (NASDAQ: INVE) today announced that the Company received a notification from the Nasdaq Stock Market (“Nasdaq”) informing the Company that since it had not filed its Form 10-Q for the quarter ending June 30, 2015, and because it remains delinquent in filing the Company’s Form 10-Q for the quarter ending March 31, 2015, the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1). This notification was issued in accordance with standard Nasdaq procedures, and in connection with its previous notification to Identiv dated May 21, 2015, which was previously disclosed by the Company in its press release dated May 22, 2015. Nasdaq’s notification has no immediate effect on the listing of the Company’s common stock.

In response to the previous notification, Identiv has provided to Nasdaq detailed information outlining its plan to regain compliance with Listing Rule 5250(c)(1) and requesting an extension of time to file the required periodic reports. If the plan is approved by the Nasdaq staff, the Company may be eligible for a listing exception of up to 180 calendar days or until November 16, 2015 to regain compliance, and if it is not approved, the Company’s common stock would be subject to delisting by Nasdaq. The Company’s plan of compliance is currently under review by Nasdaq’s staff.

###

About Identiv

Identiv is a global security technology company that establishes identity in the connected world, including premises, information, and everyday items. CIOs, CSOs, and product departments rely upon Identiv’s trusted identity solutions to reduce risk, achieve compliance, and protect brand identity. Identiv’s trust solutions are implemented using standards-driven products and technology, such as digital certificates, trusted authentication, mobility, and cloud services. For more information, visit identiv.com.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s expectations relating to the filing of the Form 10-Qs for the periods ended March 31, 2015 and June 30, 2015, is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, any determination by Nasdaq with respect to the Company’s plan of compliance, the ability of the Company to file any late periodic reports, and factors discussed in our public reports, including our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contacts:

David Isaacs/Leah Polito

Sard Verbinnen & Co

415-618-8750

identiv-IR@sardverb.com

Media Contacts:

Angela Lestar

MSLGROUP

781-684-0770

identiv@mslgroup.com